Exhibit 99.2
Caesars Entertainment Corporation (CZR)
Second Quarter 2013 Earnings Announcement
July 29, 2013
Prepared Remarks

Caesars is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, July 29 at 2:00 p.m. PT (5:00 p.m. ET)]. To access the live broadcast, please visit the Investor Relations section of Caesars’ website at www.caesars.com. A reconciliation between GAAP and non-GAAP results is provided in the tables in the press release.

Caesars Entertainment
2Q13 Script

Eric Hession:
Good afternoon, and welcome to the Caesars Entertainment second quarter 2013 results conference call. Joining me today are Gary Loveman, Chief Executive Officer, and Donald Colvin, Chief Financial Officer.
Following our prepared remarks, we will turn the call over for your questions. A copy of our press release, today's prepared remarks and a replay of this conference call will be available in the investor relations section of our website at caesars.com.
Before I turn the call over to Gary, I would like to call your attention to the following information. The Safe Harbor disclaimer in our public documents covers this call and the simultaneous live webcast at caesars.com. The forward looking statements made during this conference call reflect the opinion of management as of the date of this call. There are risks and uncertainties with such statements which are detailed in our filings with the SEC. Please be advised that developments subsequent to this call are likely to cause these statements to become outdated with the passage of time. We do not intend, however, to update the information provided today prior to our next quarterly conference call. Further, today we are reporting second quarter 2013 results. These results are not necessarily indicative of results in future periods. Also, please note that prior to this call we furnished a Form 8-K of this afternoon's press release to the SEC.
Property EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations of net income/loss to property EBITDA and net income/loss to adjusted EBITDA can be found in the tables in our press release.

This call, the webcast and its replay are the property of Caesars. It is not for rebroadcast or use by any other party without the prior written consent of Caesars. If you do not agree with these terms, please disconnect now. By remaining on the line, you agree to be bound by these terms.
I would now like to turn the call over to our CEO, Gary Loveman.
Gary Loveman:
Thank you Eric, and welcome to today's call.
In the three months since we last spoke, we have achieved key milestones against many of our strategic initiatives. We:

•	Made progress on the execution of the Growth Partners transaction;

•	Executed on our hospitality investments in Las Vegas;

•	Broke ground and closed financing on Horseshoe Baltimore;

•	Began construction on our meetings facility in Atlantic City; and

•	Had a record-breaking year at the World Series of Poker.
These represent a few of our recent achievements, as we advance our strategy to:

•	Reinvigorate and expand our core markets, particularly Las Vegas, with a focus on hospitality;

•	Expand our distribution network through our in-place domestic development pipeline and social and mobile games business; and

•	Pursue real money online gaming.
These objectives, coupled with our intense focus on improving our capital structure and reducing operating expenses, are central to our goal of enhancing shareholder value and positioning the company for long-term success.

While conditions in the gaming industry remained difficult during the second quarter with visitation and casino revenues down across much of our network, we are beginning to observe several tangible, positive underlying trends resulting from the enhancements we have made to our footprint, particularly in Las Vegas.
In the last year, we have opened nine new dining offerings in Las Vegas, including the Bacchanal Buffet and Nobu restaurant at Caesars Palace. These new choices have begun to drive sustained growth in F&B results, with second quarter F&B revenues in Las Vegas increasing 8.9% year-over-year.
Las Vegas hotel revenues also demonstrated positive momentum in the second quarter with a 6.3% year-over-year increase. The implementation of resort fees at the beginning of March is having a positive impact on revenues and has had a minimal impact on occupancy levels at our properties. We anticipate resort fees will provide an incremental boost prospectively.
We are optimistic that the positive trends related to Las Vegas F&B and hotel revenue will gain momentum, particularly in 2014, as the business disruption from our construction projects in Las Vegas ends and new projects come online and gain traction.
We have also seen some encouraging developments in our Groups business. Based on the forward calendar, we expect the Groups business to strengthen in 2014, improving from the relatively soft trends we are experiencing this year. We estimate the business will grow by high single digits year-over-year in 2014.
In Atlantic City, we began construction on what will be the largest meeting and conference center in the Northeast. The 250,000-square-foot facility will have 125,000 square feet to host corporate meetings and will be located on the Southwest corner of the Harrah's Atlantic City property. It will connect seamlessly to existing meeting space. We believe our state-of-the-art facility will attract new segments of visitation to the market, particularly mid-week, and absorb excess hotel room and restaurant capacity. We are excited about the opportunity to capture a share of the $16 billion convention and meetings market in the Northeast.

We are also encouraged by improving consumer sentiment. According to a recent polling of our customers, optimism about the economy and the labor market has improved since the beginning of the year. They are reporting lower debt and higher savings and their feedback indicates a rebound in discretionary spending. More broadly, the Thomson Reuters/University of Michigan Index of Consumer Sentiment rose in July to the highest level in six years, reflecting strong consumer confidence. We hope these trends will continue and ultimately translate into increased visitation and spending at our properties.
Increases in passenger traffic at McCarran in recent months also bode well for our business. After a slow start in the first quarter of this year, passenger traffic in the second quarter outpaced last year's traffic. International passenger traffic is up 5.5% year-over-year.
One of our top priorities is to enhance and develop our hospitality offerings. Over the last five years, we have invested approximately $1 billion to reinvigorate and expand our Las Vegas asset. To oversee our hospitality efforts, Tom Arasi joined the company as President of Hospitality. Tom has extensive experience in the hospitality, casino and real estate industries, giving him the ideal background to lead these efforts. He is responsible for all initiatives companywide related to food and beverage, hotels, nightclubs and nightlife, and pools and spas. One of his key responsibilities is to develop and execute our hospitality corridor strategy on the East side of the Strip.
Our hospitality initiatives in Las Vegas are focused on The Linq and the properties that surround it. This development will bring an unparalleled experience to the center of the Strip and attract many of the 20 million plus visitors who cross in front of its entrance each year. In addition to the leasing revenue from our tenants and ticket revenue from the High Roller observation wheel, we expect to benefit from increased traffic to our properties and increased ADRs, F&B and gaming revenue.
At the Linq site, the Vortex, a visually-dynamic architectural element adorned with LED-lights, has been erected, and the facade at the front of the site is nearly complete. We plan to open the retail, dining and entertainment offerings in phases beginning at the end of 2013. Some tenants, including the Yard House, have already taken possession of their spaces. Our construction teams are making good progress assembling the rim of the High Roller wheel and assembling the cabins. We plan to open the High Roller in the second quarter of 2014.
Our property renovation and room upgrade initiatives in Las Vegas are moving forward at a rapid pace. At Gansevoort Las Vegas, formerly Bill's, we have completed most of the internal demolition. We plan to reopen early next year, with Drai's night and day club opening in the first half of 2014. At The Quad, we recently reopened approximately 40% of the casino floor. We expect to reopen the rest of the casino floor in the third quarter and to complete renovations by the end of the year.
We are proceeding with room upgrades at the Roman Tower of Caesars Palace and the South Tower of Bally's, which we are rebranding the Jubilee Tower. Nearly half of the 756 rooms in the South tower are out of service and in various phases of demolition and construction. The new room inventory will begin to come online by the end of the summer with a substantial number of the renovated rooms available by the end of the third quarter.
Consistent with our re-invigoration efforts, we are testing new marketing initiatives to drive new visitation and engage our customers. These efforts include a well-received fuel rewards program, which addresses one of our customers' biggest pain points. In digital, we have experienced double digit growth in bookings from the re-launched Caesars.com and are testing new ways of engaging our customers online. During the quarter, we have also seen increased adoption and usage of the Total Rewards credit card, which launched earlier in the year.
Turning to our domestic expansion efforts, our joint venture in Ohio now has three properties up and running with related management fees contributing to our results. Horseshoe Cleveland celebrated its one-year anniversary in May, and Horseshoe Cincinnati just completed its first full quarter of operation. ThistleDown Racino, which opened on April 9, has generated nearly $29 million of gross gaming revenue in less than three months, and early results indicate the property is appealing to a unique customer segment with a complementary product to nearby Horseshoe Cleveland. We also believe that ThistleDown is increasing the overall Cleveland gaming market. These three properties have attracted more than 8 million visitors and 825,000 new Total Rewards members.
As I mentioned earlier, our consortium in Baltimore recently completed financing and broke ground on the Horseshoe property there. The property is scheduled to open in the third quarter of 2014. Like our other recent urban developments, Horseshoe Baltimore will have an outward-facing design, three premier restaurants, several bars and restaurants and a multi-purpose entertainment space.
In Massachusetts, we are making progress toward establishing host community agreements with the cities of Boston and Revere, a crucial step in our efforts to win a license to develop a $1 billion resort casino at the Suffolk Downs thoroughbred track in East Boston. We are confident our proposal has the best location, will become an integral part of the Boston community and will attract both local guests and tourists from across the country and around the world.
Now moving to our social and mobile games business, which remains an important part of our efforts to foster brand loyalty and expand our customer base. According to Eilers Research, we are now the No. 1 global publisher in the $1.2 billion social casino-style games market, driven by the strength of our leading slots, casino and bingo franchises.
During the quarter, we further expanded our market leadership, adding new games to our platform as CIE acquired the popular World Series of Poker social and mobile game title from Electronic Arts. The acquisition gives CIE global rights and ownership of the title. The game is available on the Facebook platform, on the Amazon Kindle, Android devices and iOS.
The World Series of Poker tournament in Las Vegas also logged another successful year with record attendance and the second largest prize pool in the event's 44-year history. The Main Event drew more than 6,300 participants, competing for a prize pool of nearly $60 million.

CIE is also preparing to launch real money online poker in Nevada under the World Series of Poker brand, subject to regulatory approvals. In New Jersey, we have submitted our application for an online gaming license and are working closely with state regulators. We hope to launch online gaming in New Jersey by the end of the year, subject to regulatory approvals.
On the international front, we were disappointed that the government ministries in South Korea declined our consortium's application for preapproval to develop an integrated resort in Incheon. We have a 90-day period to appeal the decision and are currently evaluating our options.
Our performance in the second quarter reflects an intensified focus on managing our operating expenses in the face of a business environment that has yet to recover. We have sought and found new ways to reduce our cost base without sacrificing service.
We are also acting aggressively to improve the company's capital structure. We are making tangible progress on the execution of our strategic transaction to form Caesars Growth Partners. Earlier in July, we publicly filed an S-1 related to this transaction. The Nevada gaming regulators have approved the transaction, and we are pursuing approval from regulators in other jurisdictions. When complete, the transaction will benefit Caesars in many ways, including:

•	the creation of a more flexible vehicle to fund growth projects;

•	a cash infusion to Caesars; and

•	participation in the future upside of assets transferred to Growth Partners and future growth investments through a majority economic stake in Growth Partners.
The transaction is an important step in our efforts to strengthen our balance sheet, and it positions the company to make strategic investments in our future growth.
In addition to publicly filing the S-1, we opportunistically purchased debt, issued equity and completed the sale of Conrad Punta Del Este in Uruguay. Caesars' liquidity position of more than $1.9 billion as of June

30, 2013, and our debt maturity profile, provide operational flexibility and a runway for the recovery of the core business and for new growth opportunities to generate returns.
The milestones I have described are important components of our strategy to enhance value and position our business for future growth. I am pleased with the tangible results we are beginning to see from our recent investments, and am optimistic that our in-progress projects will begin positively impacting our results in the coming quarters. With that, I will turn the call over to Donald for additional commentary on our financial performance and balance sheet.
Donald Colvin:
Thank you Gary.
While second quarter results were impacted by industry conditions similar to the first quarter, we benefitted from several positive factors. We are seeing returns on our significant investments in Las Vegas, and are benefitting from our decision to implement resort fees. As Gary mentioned, F&B revenues and cash ADRs in Las Vegas both grew in the first half of the year, up approximately 9% and 4%, respectively, year-over-year. Also, we took additional steps during the quarter to improve our longer term liquidity and balance sheet profile. We repurchased CMBS debt, issued equity through our At-the-Market equity offering program and bought back CEOC debt. In addition, we remained focused on optimizing our cost structure to help mitigate the impact of lower gaming volumes across our network and are enforcing stricter cost controls. Companywide, direct operating expenses were down approximately 7% and corporate expense was down approximately 17% in the first half of 2013 compared to the prior year. Additionally, our salary and wage expense in our domestic owned properties was down 3% and our full-time employees were down 6% year-over-year in the second quarter. Despite these efforts, we are investing heavily in the business and earn extraordinarily high service scores from our guests.
We reported second quarter net revenue of $2.2 billion, which was relatively flat year-over-year, as a decline in casino revenue was largely offset by increases in F&B, rooms and managed revenue as well as lower promotional allowances. Our topline decline is largely driven by a combination of macroeconomic conditions, competition and a shift in marketing strategy to be more targeted with our promotions, particularly in the regional markets.
Income from operations totaled $125.3 million, down $63.8 million compared to the prior year. The 33.7% decline was primarily driven by higher non-cash asset impairment charges.
Adjusted EBITDA declined 8.2% to $470.5 million and Property EBITDA declined 4.9% to $492.8 million compared with the year-earlier period. The primary driver of the decline was lower gaming revenue, partially offset by lower operating expense driven in part by our cost reduction efforts and lower variable marketing spend. The year-ago quarter also benefitted from $24 million of adjusted EBITDA and property EBITDA primarily attributable to Harrah's St. Louis, which was sold in the fourth quarter of 2012. Our cost savings programs produced approximately $67 million in incremental cost savings during the quarter.
System-wide hotel revenue increased by 2.5%, driven by an 8.2% increase in cash ADR due to resort fees. Revenue gains were partially offset by lower hotel occupancy, which declined by 1.7 percentage points to 91.0%. Las Vegas occupancy also declined 1.3 percentage points to 94.6%.
You will note that we have included some color on the impact of hold at the regional level, as it was a meaningful driver in Las Vegas, Atlantic City and other regional markets.
Taking a look at our performance in Las Vegas, second quarter net revenue decreased 4.5% year-over-year to $745.9 million, due to lower casino revenue and disruptions related to development and construction activities, partially offset by an increase in hotel and F&B revenue.
Casino revenue in Las Vegas declined approximately 15.5% year-over-year, primarily due to unfavorable hold and weaker gaming volumes. As Gary discussed, we are very pleased with the momentum of our F&B revenue performance, which was up approximately 9% year-over-year, as our new restaurant offerings in the market are beginning to gain traction. Our three Gordon Ramsay restaurants, in particular, are doing significantly better than the investment model estimates. Hotel revenue was up approximately 6%, driven by a 10% increase in cash ADR due to resort fees, partially offset by the decrease in occupancy resulting from the impact of renovation and construction activities.
We estimate that revenue was reduced by approximately $6 to $9 million due to the impact of Linq-related construction activities, compared to $10 to $15 million a year ago.
Property EBITDA in Las Vegas declined 1.8% to $210.6 million, primarily due to the income impact of lower revenue including the effect of unfavorable hold, partially offset by lower operating expense, which included the reversal of an approximately $14 million sales tax reserve related to the Nevada complimentary meals sales tax matter, which settled during the quarter, and cost decreases attributable to our cost savings initiatives.
The impact of Linq-related construction activities reduced property EBITDA by an estimated $4 to $7 million during the quarter, compared to $5 to 10 million a year ago.
Looking forward, our Las Vegas results will benefit from the full impact of resort fees, as well as improved fundamentals, demonstrated in the quarter by improved ADRs and F&B revenues.
Now turning to the Atlantic City region. Net revenue declined by 8.3% year-over-year to $400.1 million, as gaming revenue was down due to lower visitation driven primarily by competitive dynamics in the region, partially offset by favorable hold.
Atlantic City's property EBITDA during the quarter was down 5.9% year-over-year to $61.3 million. The decrease was driven by the impact of the revenue decline, partially offset by lower operating expense, and more efficient marketing spend.
Overall market volume declines in Atlantic City remain steep, but are returning to pre-Sandy levels. That said, our share has declined slightly there. We are driving marketing efficiencies and focusing on EBITDA, as we align our cost structure with the current, lower visitation levels. Also note that the anniversary of Hurricane Sandy is in the fourth quarter of this year.
Looking at other regional markets, which include domestic wholly-owned properties outside of Las Vegas and Atlantic City, revenue declined 1.1% year-over-year to $748.1 million. Despite favorable hold, casino revenue was lower across our regional network, driven by lower visitation. We faced increased competition in certain areas of our regional footprint with a notable impact on operations in our Louisiana/Mississippi region, particularly in Tunica. We also implemented a more targeted marketing strategy, focused on eliminating unprofitable marketing activities.
Property EBITDA rose 2.6% to $182.3 million, due to a decline in property operating expense, which benefitted from our cost control initiatives, and favorable taxes in the Illinois/Indiana and Iowa/Missouri regions, which more than offset lower revenue.
Looking ahead, the factors that drove first half results will likely continue to impact our regional performance.
Turning to our Managed, International and Other businesses, net revenue increased 39.0% to $264.1 million compared to the prior year period, driven by higher reimbursable revenue from Horseshoe Cleveland, Horseshoe Cincinnati, Thistledown Racino and Caesars Windsor, increased management fees from our Ohio properties and an increase in revenue at CIE.
Now, let's take a look at our balance sheet and liquidity. We are making progress on the Growth Partners transaction with the recent public filing of the S-1. We are focused on further improvements to our balance sheet that will provide the company the flexibility to capitalize on growth opportunities.
As I mentioned, we raised additional capital during the quarter through our At-the-Market equity offering program, and used it to buy back CEOC debt. The implied equity value at the selling price is appealing when the discount on the repurchased debt is taken in to consideration. Since inception, we have issued approximately 915.5 thousand new shares, nearly all in the second quarter. Also during the quarter, we repurchased $225 million face value of CMBS mezzanine debt and $51 million face value of total CEOC debt.
We also completed the sale of 45% of the Conrad Punta Del Este Resort and Casino in Uruguay to Enjoy S.A., for approximately $115 million and a 4.5% equity stake in Enjoy, for a total consideration of $139.5 million. With the completion of the transaction, Enjoy has assumed management control of the property. We plan to use the cash received for general corporate purposes.
Total face value of debt was $23.7 billion at quarter-end. Debt, net of $1.8 billion of cash, was $21.9 billion, not including restricted cash. CEOC and CMBS cash balances were $1.4 billion and $172 million, respectively at June 30, 2013. Restricted cash was $334 million, and includes project funds that have been raised but not spent on The Linq and Gansevoort, as well as reserve funds for the CMBS properties and Planet Hollywood. The intercompany loan from CEC to CEOC was $285.4 million compared to $485.4 million at the end of March. Total debt repurchased during the quarter was around $275 million.
Caesars had $1.9 billion in liquidity at quarter-end, which included the $1.8 billion of cash, $215 million of revolver capacity, less $120 million of the revolver capacity committed to letters of credit. Included in our cash balance is $80 million received so far of the $115 million of cash proceeds from the sale of Conrad Punta del Este. Included in the revolver capacity is the $75 million of extended revolver as part of the February amendment to our senior secured credit facility, which closed in April.
Capital expenditures during the second quarter were over $150 million. We spent approximately $140 million in CEOC, primarily on The Linq, Baltimore and Gansevoort, and approximately $10 million in CMBS, primarily on Linq-related upgrades at the Flamingo.
Our expectations for planned capital expenditures for full year 2013 are $1.0 to $1.1 billion. To help you better understand how we are allocating our capital expenditures, we wanted to provide our 2013 spend expectations broken out in a number of ways. We expect:

•	Approximately $300 million to be financed and approximately $750 million to be spent directly from the balance sheet;

•
Approximately $500 million to be allocated to project-related CapEx and approximately $550 million to maintenance CapEx. Included in the $500 million of project-related CapEx is approximately $300 million of project financing associated with The Linq, Gansevoort, Baltimore, and other development projects that we have previously financed, plus approximately $200 million of our equity. Included in the $550 million of maintenance CapEx is spending on room upgrades and facilities, especially in Las Vegas.

•	We plan to spend approximately $945 million in CEOC and approximately $85 million in CMBS, with the remainder to be spent primarily in CEC due to the Atlantic City Meeting Facility.
Going forward, we remain focused on driving efficiency, decreasing costs and further improving our balance sheet with the successful execution of the Growth Partners transaction being our first priority.
With that, I will hand it back to Gary for his final remarks.

Gary Loveman:
Thank you Donald.
We remain committed to investing in our core markets, brands and capabilities; expanding the reach of our network domestically and through the social and mobile games business; and pursuing real-money online gaming. We are encouraged by many of the underlying trends that we have seen in our core business in Las Vegas, including growth in F&B and lodging revenues and the prospect of improvement in the groups business. We believe these trends will gain momentum, particularly in 2014.
With housing values rebounding, a relatively strong stock market and an improving labor market, we hope to benefit from improving macroeconomic trends and consumer sentiment. We believe sustained improvement in the economy has the potential to translate into higher consumer spending at our properties.

While the current environment presents some near-term challenges, we are excited about our prospects in 2014 and beyond, particularly in light of the improving economic conditions, favorable underlying business trends, several of our projects coming online and the prospective changes to our capital structure.
We are now happy to take your questions.
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Safe Harbor Statement
These prepared remarks include “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the ability to satisfy the conditions to the closing of the previously announced Caesars Growth Partners transaction, including receipt of required regulatory approvals;

•	the previously announced Caesars Growth Partners transaction may not consummate on the terms contemplated or at all;

•	the impact of the Company's substantial indebtedness and the restrictions in the Company's debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the Company to refinance its indebtedness on acceptable terms;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs;

•
changes in the extensive governmental regulations to which the Company and its stockholders are subject, and changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of competition, including locations of competitors and operating and market competition;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company's ability to attract customers to certain of its facilities, such as the amount of losses and disruption to the Company as a result of Hurricane Sandy in late October 2012;

•	the effects of environmental and structural building conditions relating to the Company's properties;

•	access to insurance on reasonable terms for the Company's assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of these prepared remarks.